Filed Pursuant to Rule 433
Registration Statement 333-259205

•	CUSIP: 78016SW8
•	Trade Date: August 28, 2023
•	Issue Date: August 31, 2023
•	Valuation Date: February 28, 2025
•	Maturity Date: March 5, 2025
•	Term: 18 months
•	Reference Assets: SPDR® S&P 500® ETF Trust ("SPY") and iShares® Russell 2000 Value ETF ("IWN")
•	Maximum Upside Return: 115.50% of the principal amount
•	Buffer Price: 85% of each Initial Price
•	Buffer Percentage: 15%
•	Downside Leverage Factor: 150%
•	Lesser Performing Reference Asset: the Reference Asset with the lowest Percentage Change
•	Percentage Change of each Reference Asset:
•	Absolute Value of Percentage Change: -1 x Percentage Change

•	Payment at maturity linked to the Reference Asset with the lowest Percentage Change.
•	Receive a return equal to the Percentage Change if the price of the Lesser Performing Reference Asset increases from its Initial Price to the Final Price, subject to the Maximum Upside Return.
•	Positive return equal to the Absolute Value of the Percentage Change of the Lesser Performing Reference Asset multiplied by 150%, if that Reference Asset decreases by not more than 15%.
•	Subject to 1% loss of the principal amount for each 1% that the Lesser Performing Reference Asset decreases beyond its Buffer Price.
•	The notes are subject to Royal Bank of Canada’s credit risk.
•	The return on the notes is capped.
•	The notes are not principal protected.
•	Your notes are likely to have limited liquidity.
•	Please see the following page for important risk factor information.
•	Each investor will agree to treat the notes as a pre-paid cash-settled derivative contract for U.S. federal income tax purposes, as described in more detail in the product prospectus supplement.
DETERMINING PAYMENT AT MATURITY
If the Final Price of the Lesser Performing Reference Asset is less than its Buffer Price, you will lose 1% of the principal amount for each 1% decline in the price of that Reference Asset beyond its Buffer Price. The payment at maturity per $1,000 in principal amount of the notes will be calculated as follows:
$1,000 + [$1,000 x (Percentage Change of the Lesser Performing Reference Asset + 15%)]

Additional Key Information:
This document is a summary of the preliminary terms of an equity linked note that Royal Bank of Canada will issue.  It does not contain all of the material terms of, or risks related to, these notes. You should read the preliminary terms supplement for the notes and the documents described below before investing. In addition, you should consult your accounting, legal and tax advisors before investing.  The preliminary terms supplement for this offering will be provided to you prior to your investment decision, and it may also be accessed here.
The notes are not bail-inable notes under the Canada Deposit Insurance Corporation Act.
You should review the preliminary terms supplement carefully prior to investing in the notes.  In particular, you should carefully review the relevant risk factors set forth therein, including, but not limited to, the following:
•	You May Lose a Substantial Portion of the Principal Amount at Maturity
•	Your Potential Payment at Maturity Is Limited
•	Your Redemption Amount Will Be Determined Solely by Reference to the Lesser Performing Reference Asset Even if the Other Reference Asset Performs Better
•	The Notes Do Not Pay Interest and Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity
•	Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes
•	There May Not Be an Active Trading Market for the Notes – Sales in the Secondary Market May Result in Significant Losses
•	The Initial Estimated Value of the Notes Will Be Less than the Price to the Public
•
The Initial Estimated Value of the Notes that We Will Provide in the Final Pricing Supplement Will Be an Estimate Only, Calculated as of the Time the Terms of the Notes Are Set Risks Relating to Conflicts of Interest and Our Trading Activities

•	Our Business Activities May Create Conflicts of Interest
•	An Investment in Notes Linked to IWN Is Subject to Risks Associated with an Investment in Stocks with a Small Market Capitalization
•	The Investment Strategy Represented by the IWN's Underlying Index May Not Be Successful
•	Each Reference Asset and Its Underlying Index Are Different
•	You Will Not Have Any Rights to the Reference Assets for the Securities Represented by the Reference Assets
•	The Payments on the Notes Are Subject to Postponement Due to Market Disruption Events and Adjustments
Royal Bank of Canada has filed a registration statement (including a product prospectus supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read those documents and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the product prospectus supplement, the prospectus supplement and the prospectus if you so request by calling toll-free at 1-877-688-2301.